ARROW ELECTRONICS, INC.	FORM 10-K – EXHIBIT 10(j)
ARROW ELECTRONICS, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN

(i)

(ii)

ARROW ELECTRONICS, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
          ARROW ELECTRONICS, INC., a New York corporation having its principal offices at 50 Marcus Drive, Melville, New York 11747 (the “Company”), hereby adopts this Executive Deferred Compensation Plan for the benefit of a select group of management or highly compensated employees as described herein and its non-employee directors, effective October 1, 2004.
ARTICLE I
PURPOSE AND DEFINITIONS
     1.1 Purpose. The purpose of this Plan is to provide an added incentive to the hiring and retention of the services of the senior level of management personnel whose responsibilities contribute most significantly to the success of the Company’s business and operations and a select group of other highly compensated employees who have been determined to make a similar contribution, as well as a similar incentive for the Company’s non-employee directors.
     1.2 Definitions. Whenever the following words and phrases are used in this Plan with the first letter capitalized, they shall have the meanings specified below unless the context clearly requires otherwise.
          (a) “Account” or “Accounts” shall mean all of such accounts as are specifically authorized for inclusion in this Plan.
          (b) “Base Salary” shall mean a Participant’s base salary from the Company, excluding commissions, bonuses or other incentive pay and all other remuneration for services rendered to the Company, determined before deducting any salary reduction contributions to a plan described in any of section 125 (relating to “cafeteria plans”), section 132(f)(4) (relating to “qualified transportation fringe” benefits), or section 401(k) of the Code.
          (c) “Beneficiary” or “Beneficiaries” shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant’s death, subject to the following:
               (i) No beneficiary designation shall become effective until it is filed with the Committee.
               (ii) Any designation shall be revocable at any time through a written instrument filed by the Participant with the Committee with or without the consent of the previous Beneficiary.
               (iii) No designation of a Beneficiary other than the Participant’s spouse (including any change or revocation of a prior designation that has the effect of designating a Beneficiary other than such spouse) shall be valid unless consented to in writing by such spouse. Notwithstanding the foregoing, the Committee may in its sole discretion waive the requirement of spousal consent if the Participant is legally separated, if the Committee is satisfied that the spouse cannot be located, or the Committee has been provided with a court order showing that the Participant was abandoned by the spouse.
               (iv) If no designation of beneficiary has been made in accordance with the foregoing, or if there is no surviving designated primary or alternate Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then “Beneficiary” shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder.
               (v) In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (A) to that person’s living parent(s) to act as custodian, (B) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (C) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.
               (vi) If a designated Beneficiary as determined under the forgoing cannot be located within two years following the date as of the Participant’s death, such Beneficiary shall be treated as having predeceased the Participant, for purposes of the forgoing.
          (d) “Board of Directors” or “Board” shall mean the Board of Directors of Company, or any duly authorized committee thereof.
          (e) “Code” shall mean the Internal Revenue Code of 1986, as amended.
          (f) “Committee” shall mean the Committee appointed to administer the Plan in accordance with Article VI.
          (g) “Company” shall mean Arrow Electronics, Inc., a New York corporation, or any successor thereof that adopts this Plan.
          (h) “Company Contribution Account” shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with an amount equal to the Make-up Contribution Amount, if any, credited to such Participant.
          (i) “Company Stock” shall mean common stock of the Company having a par value of $1.00 per share, or any other common stock into which it may be reclassified.
          (j) “Company Stock Account” shall mean, as applicable, (i) a Plan Year Account within a Participant’s Deferral Account established to reflect deferrals of a Performance Share Award, or (ii) a Plan Year Account established within a Participant’s Company Contribution Account, which in either case shall be deemed invested in Company Stock.
          (k) “Compensation” for any Plan Year shall mean, as applicable, Base Salary or Director Fees payable in such Plan Year, Incentive Compensation earned in such Plan Year (whether payable during such Year or the following Year), and Performance Share Awards in respect of which distribution of Company Stock would be made in the Plan Year next following, determined in each case without regard to any deferral in respect thereof under this Plan.
          (l) “Deferral Account” shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with (i) amounts equal to the portion of the Participant’s Base Salary, Incentive Compensation or Director Fees that he or she elects to defer, as adjusted for earnings and losses from the deemed investment of such amounts pursuant to Article IV, and (ii) the number of shares of Company Stock represented by any Performance Share Award credited to the Participant, increased by the number of additional such shares representing deemed reinvestment of dividends or other increments on shares previously so credited.
          (m) “Director” means a non-employee director of the Company.
          (n) “Director Fees” means all Board and committee meeting fees payable to a Director, and any annual retainer payable for a Plan Year beginning after the Effective Date, determined in each case before reduction for amounts deferred under the Plan. Director Fees do not include expense reimbursements, incentive stock awards or any form of noncash compensation or benefits.
          (o) “Disability” shall mean the Participant’s inability to perform each and every duty of his or her occupation or position of employment due to illness or injury as determined in the sole and absolute discretion of the Committee.
          (p) “Distributable Amount” shall mean the balance in the Participant’s Deferral Account and vested balance in his or her Company Contribution Account (if any).
          (q) “Effective Date” shall be October 1, 2004.
          (r) “Eligible Employee” for any Plan Year shall mean an employee who is a member of a select group of “management or highly compensated employees” within the meaning of sections 201, 301 and 401 of ERISA that is selected for eligibility by the Committee.
          (s) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

          (t) “Fund” shall mean an investment fund that the Committee elected to use as a basis for determining the adjustments to be made to a Participant’s Deferral Account in accordance with Section 4.2.
          (u) “Fund Subaccount” shall mean a subaccount established pursuant to Section 4.2 to account for amounts whose Interest Adjustment is determined to particular Fund.
          (v) “Hardship Distribution” shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of his or her spouse or dependent (as defined in section 152(a) of the Code), loss of a Participant’s property due to casualty, or other similar or extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that would constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, a Hardship Distribution may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under this Plan.
          (w) “Incentive Compensation” shall mean commissions and bonuses or other incentive compensation provided for under a commission, bonus or incentive arrangement (other than arrangements for Performance Share Awards) approved for inclusion in this Plan by the Committee.
          (x) “Interest Adjustment” shall mean, for each Fund in which a Participant’s Account is deemed invested pursuant to Section 4.2, an amount equal to the net gain or loss on the assets of such Fund.
          (y) “Make-up Contribution Amount” shall mean such amount, if any, as the Company may credit to a Participant for a Plan Year to make up for a reduction in contributions that would be made for the benefit of the Participant under the Arrow Electronics Stock Ownership Plan but for the Participant’s deferral election under this Plan for such Year, as provided in Section 4.4.
          (z) “Participant” shall mean any Eligible Employee or Director who becomes a Participant in this Plan in accordance with Article II..
          (aa) “Plan” shall be the Arrow Electronics, Inc. Executive Deferred Compensation Plan established effective October 1, 2004, as from time to time in effect.

          (bb) “Performance Share Award” shall mean the number of bookkeeping units expressed in the form of Company Stock, if any, that the Company awards to an Eligible Employee based on his performance measured over a period of three or more years, pursuant to an arrangement approved for inclusion in this Plan by the Committee.
          (cc) “Plan Year” or “Year” shall mean the short plan year October 1, 2004 to December 31, 2004 and thereafter January 1 to December 31.
          (dd) “Plan Year Account” shall mean an Account for a Participant reflecting all deferrals by the Participant for a particular Plan Year and/or all Make-up Contribution Amounts credited to the Participant for such Plan Year (if any).
          (ee) “Retirement” shall mean normal or early retirement under the terms of the Arrow Electronics Stock Ownership Plan (i.e., after reaching age 65, or age 60 with at least 10 years of service as defined in such Plan) or retirement under the Arrow Electronics, Inc. Supplemental Executive Retirement Plan.
          (ff) “Scheduled Withdrawal Date” shall mean the distribution date elected by the Participant for an in-service withdrawal from his Plan Year Accounts for one or more Plan Years in accordance with Section 5.3(a).
          (gg) “Trust” shall mean any rabbi trust that the Company in its sole discretion may establish to assist in meeting the Company’s obligations under the Plan.
          (hh) “Trustee” shall mean the trustee of the Trust.

ARTICLE II
PARTICIPATION
          An Eligible Employee or Director shall become a Participant in the Plan by completing all forms as required by the Committee (which may, in the discretion of the Committee, include an application for a variable life insurance policy referenced in Section 4.2(a)).
ARTICLE III
DEFERRAL ELECTIONS
     3.1 Elections to Defer Compensation. An Eligible Employee or Director shall be entitled to defer Compensation in accordance with and subject to the conditions of this Article III, by filing with the Committee a deferral election in such form and at such time and in such manner as the Committee shall prescribe.
     3.2 Time and Form of Election. An election to defer any applicable category of Compensation for a Plan Year (or portion thereof) may be made as a whole percentage of such Compensation, as such a percentage up to a specified whole dollar limit, or as a fixed dollar amount not in excess of the maximum percentage deferral permitted. The time for making any such election shall be as follows:
          (a) Elections for the Plan Year ending December 31, 2004. An Eligible Employee on the Effective Date may elect, by election duly filed with (and received by) the Committee on or before September 24, 2004, to defer a portion of his or her (i) Base Salary for the period October 1, 2004 to December 31, 2004 and (ii) Incentive Compensation earned in such period (such as regularly monthly commissions or quarterly true-ups in respect thereof earned in such period, whether payable during such period or in 2005, and bonuses or other commissions based on performance during a period ending December 31, 2004 which do not become determinable until December 31, 2004 or vested and payable until 2005).
          (b) Elections for Plan Years 2005 or later. An individual who is an Eligible Employee or Director as of the first day of any Plan Year beginning after the Effective Date may elect to defer his or her Base Salary, Incentive Compensation, or Director Fees (as applicable) for such Plan Year, by election duly filed with the Committee no later than December 1 of the immediately preceding Plan Year.
          (c) New Mid-Year Eligibles. An individual who first becomes an Eligible Employee or Director as of a date other than the first day of Plan Year may elect, by election duly filed with the Committee within the thirty (30) day period commencing on such date, to defer his or her Base Salary, Incentive Compensation or Director Fees, as the case may be, earned for the portion of such Plan Year after the date of such election
          (d) Deferral of Performance Shares. An individual who is eligible for a Performance Share Award may, by election duly filed with the Committee no later than December 1 of the second Plan Year preceding the Plan Year in which shares of Company Stock would otherwise be delivered in respect of such Award, elect to defer receipt of such shares.

     3.3 Additional Deferral Requirements.
          (a) Maximum Deferral. The maximum amount of Compensation which an Eligible Employee or Director may elect to defer for a Plan Year (or portion thereof following the date of election, in the case of a mid-year election pursuant to Section 3.2(c)) shall be 80% of his or her Base Salary, and 100% of his or her Incentive Compensation, Performance Share Awards or Director Fees for such Plan Year (or portion thereof).
          (b) $5,000 Minimum Deferral. A deferral election with respect to a Plan Year shall be given effect only if the aggregate resulting deferrals in respect of all Compensation for such Plan Year is at least $5,000 ($1,250 for the short Plan Year ending December 31, 2004). In the case of a mid-year election described in Section 3.2(c), such $5,000 minimum shall be prorated based on the portion of the Year following the date of election. If the Committee determines that such minimum is not met after taking into the account the amount of Incentive Compensation and Performance Share Awards (as well as any Base Salary) that the Participant elected to defer for any Plan Year, any balance credited to the Participant’s Plan Year Account for such Plan Year as of the end of the month in which such determination is made shall be promptly distributed to the Participant, and the Company shall have no further obligation to the Participant in respect of such Plan Year.
          (c) Limitation to Satisfy Withholding Requirements. The total amount deferred by a Participant shall be limited in such manner as the Committee may determine in its discretion to be necessary or advisable in order to satisfy applicable Social Security tax (including Medicare), income tax and other legal withholding requirements and to implement reductions in pay or other deductions elected by the Participant or otherwise required under any employee benefit plan of the Company.
          (d) Continued Eligible Employee Status Required for Contingent Compensation. A deferral election by an Eligible Employee with respect to Incentive Compensation or a Performance Share Award shall not be given effect unless the individual remains an Eligible Employee at the date that payment of the Incentive Compensation (or distribution of Common Stock in respect of the Performance Share Award) would be otherwise be made.

ARTICLE IV
PARTICIPANT ACCOUNTS
     4.1 Deferral Accounts.
          (a) Establishment of Plan Year Accounts. The Committee shall establish and maintain a Deferral Account for each Participant under the Plan, which shall be subdivided into a separate Plan Year Account for each Plan Year with respect to which the Participant elected to defer Compensation hereunder.
               (i) Subdivision into Fund Subaccounts. Each Plan Year Account shall be further divided into separate subaccounts (“Fund Subaccounts”), each of which corresponds to a Fund elected by the Participant pursuant to Section 4.2(b), and in the case of Participant who defers a Performance Share Award, a Company Stock Account.
               (ii) Subaccounts for Different Deferral Categories. The Committee may in its discretion authorize Participants to make different elections for the portion of a Plan Year Account derived from each category of Compensation deferred for the Plan Year involved, either with respect to the Fund used to determine the Investment Adjustment for such portion of the Plan Year Account, or the distribution option applicable to such portion under Article V, or both, as the Committee may determine in its discretion. The Committee shall establish and maintain such subaccounts within each Plan Year Account and each Fund Subaccount thereunder as may be necessary or desirable to give effect to such different elections.
          (b) Deferrals Credited to Fund Subaccounts. No later than the fifth business day after amounts are withheld and deferred from a Participant’s Compensation for a Plan Year, the Committee shall credit each Fund Subaccount within the Participant’s Plan Year Account for that Year with an amount equal to the Compensation (or portion thereof in whole percentages) so withheld and deferred (other than Performance Share Awards ) that the Participant has elected to be deemed invested in the Fund associated with such Subaccount.
          (c) Company Stock Accounts. A Company Stock Account shall be established within a Participant’s Deferral Account for each Plan Year (if any) in which the Participant defers a Performance Share Award. Such Company Stock Account shall be credited with the number of shares of Company

Stock to which such deferral election applies no later than the close of the month in which shares of Company Stock would have been delivered to the Participant but for such deferral.
          (d) Deferral Account Fully Vested. A Participant shall be 100% vested in his or her Deferral Account at all times.
     4.2 Fund Elections.
          (a) Committee Selection of Available Funds. The Committee shall select from time to time, in its sole and absolute discretion, commercially available investment funds, which may either be free-standing or components of variable life insurance policies, to serve as Funds in which a Participant may deem his or her Deferral Account invested pursuant to Section 4.2(b) and (c) below. The investment return (positive or negative) calculated by the Committee and its recordkeeper for each such investment fund shall be used to determine the Interest Adjustment to be credited or charged (as the case may be) to the portion of the Participant’s Account deemed invested in the corresponding Fund
          (b) Designation of Fund for Deemed Investment of Current Deferrals. Each Participant shall designate, in accordance with procedures prescribed by the Committee, the Fund (or Funds, which shall be designated in whole percentage increments) in which his or her deferrals for each Plan Year will be deemed to be invested for purposes of determining the Interest Adjustment to be credited or charged with respect thereto
          (c) Designation of Fund for Deemed Investment of Plan Year Account Balances. In accordance with procedures prescribed by the Committee, a Participant may change each of the Fund allocations monthly while employed or after Retirement or Disability. Separate changes may be made for the Participant’s Plan Year Account for each Plan Year. Changes made by the 25th of the month will be effective the first business day of the following month
          (d) Default Rule. If no valid designation of a Fund is in effect for a Participant’s Account or any portion thereof, the money market type of investment fund shall be deemed elected with respect thereto.
     4.3 Adjustment of Fund Subaccounts. Each business day, each Fund Subaccount within a Participant’s Deferral Account (i) shall be credited or charged (the case may be) with (i) an amount determined by multiplying the balance credited to such Subaccount as of the prior day, plus deferrals credited that day to such Subaccount, by the Interest Adjustment for the Fund to which such Subaccount relates, (ii) shall be credited with any transfer to such Fund Subaccount from another such Subaccount, and charged with any transfer from such Fund Subaccount to another such Subaccount, and (iii) shall be charged with the amount of any payments therefrom under the Plan.
     4.4 Company Contribution Account.
          (a) ESOP-based Make-up Contribution. If and to the extent that a Participant’s deferral election hereunder for a Plan Year reduces the amount of the Participant’s “Compensation” as defined in the Arrow Electronics Stock Ownership Plan (ESOP) for such Plan Year, the Participant shall be credited with a Make-up Contribution Amount for such Plan Year equal to the number of additional shares of Company Stock that would have been credited to the Participant’s account under the ESOP for such Year if his or her Compensation had not been so reduced.
          (b) Credit to Plan Year Account. The Committee shall establish and maintain a Company Contribution Account for each Participant who is credited with a Make-up Contribution Amount under Section 4.4(a). Such Account shall constitute a Company Stock Account and be subdivided into a separate Plan Year Account for each Plan Year with respect to which the Participant is credited with a Make-up Contribution Amount.
          (c) Vesting. A Participant’s Company Contribution Account shall vest (or be forfeited, and where applicable reinstated upon reemployment) under the same terms that would apply had such amounts been part of the Participant’s account under the ESOP.
     4.5 Adjustment of Company Stock Accounts. Each Company Stock Account established under Section 4.1(c) or 4.4(b) shall thereafter be credited with the number of shares of additional Company Stock that the Committee determines would be purchasable with the amount of any dividends or other distributions concurrently be made in respect of Company Stock, be appropriately adjusted for any other transaction affecting Company Stock in such manner as the Committee shall determine, and shall be charged with the number of shares included in any distribution under the Plan in respect of such Account.

ARTICLE V
DISTRIBUTIONS
     5.1 Retirement or Disability.
          (a) Immediate Lump Sum Payment. Upon a Participant’s Retirement or Disability, his or her Distributable Amount as of the last day of the month in which such event occurs shall be paid to the Participant in a single lump sum as soon as practicable, except as otherwise provided in Section 5.1(b), (c) and /or (d) below.
          (b) Scheduled Withdrawals in Process. A Plan Year Account that has become payable in installments prior to the date of such Retirement or Disability pursuant to an election under Section 5.3 shall continue to be so paid.
          (c) Installment Option for Amounts Over $50,000. In the event that a Participant’s Distributable Amount determined under Section 5.1(a), exclusive of amounts that have beome payable in installments as described in Section 5.1(b), shall exceed fifty thousand ($50,000) dollars, payment of such Distributable Amount may be made in substantially equal annual installments (each reflecting adjustments under Sections 4.3 and 4.5 since the preceding payment) commencing as soon as practicable following the end of the month of his or her Retirement or Disability, and payable as of March 1 of each subsequent calendar year (based on the balance of the Participant’s Accounts on the last day of the preceding February), over such number of years not to exceed as twenty (20) as the Participant shall have previously elected. Such an election may be made at the time of the Participant’s initial deferral election under this Plan, or at any later date more than twelve months prior to the date that payment would otherwise be made in a lump sum, but such a later election shall be given effect only if applies to all Plan Accounts (other than those that previously became payable in installments described in Section 5.1(b)) and does not result in any acceleration of payments.
          (d) Deferred Payment Option for Amounts Exceeding $50,000. Payment of the Distributable Amount of a Participant upon Retirement or Disability (or the commencement of installment payments in the case of a Distributable Amount exceeding $50,000) may be deferred at the election of the Participant to such date, not later than the first day of the month following his seventieth (70th ) birthday, as the Participant may elect. Such an election may made (i) at the time of the

Participant’s initial deferral election under the Plan or (ii) at any later date more than twelve months prior to the date that payment would otherwise be made or begin, but an election at such a later date shall be given effect only if applies to all Plan Accounts, other than those that previously became payable in installments described Section 5.1(b), and postpones rather than accelerates the payment (or payment commencement) date.
          (e) Extension of Elected Payout Period. A Participant may modify the form of benefit that he or she has previously elected to substitute an installment form of payment for a lump sum, or to extend the period over which installments may be paid, provided such modification occurs at least one (1) year before the date of the Participant’s Retirement or Disability. In no event shall an installment form previously elected be converted into a lump sum payment, or shall a subsequent election shorten the installment payout period.
     5.2 Termination Prior to Retirement (or Disability). In the event that a Participant’s employment with the Company terminates other than by reason of Retirement or Disability, his entire Distributable Amount as of the last day of the month in which such event occurs, including any amounts credited to Plan Year Accounts previously payable in installments, shall be paid to the Participant in a lump sum distribution as soon as practicable after such date.
     5.3 Distribution With Scheduled Withdrawal Date.
          (a) Election of In-Service Withdrawal Date. A Participant may elect a Scheduled Withdrawal Date with respect to any one or more of his or her Plan Year Accounts, within both his Deferral Account and Company Contribution Account, for a Plan Year (the “Deferral Year”) at the time of his or her initial deferral election with respect to such Deferral Year. A Scheduled Withdrawal Date shall be any March 1 of any Plan Year beginning at least two years from the last day of such Deferral Year. A Participant may extend the Scheduled Withdrawal Date for any such Deferral Year, provided that the election of such extension is filed with the Committee at least one year before the previous Scheduled Withdrawal Date and is for a period of not less than five years from such previous Scheduled Withdrawal Date. No more than one such extension shall be permitted for any Deferral Year.
          (b) Termination of Employment Before Completion of In-Service Distributions. In the event that a Participant terminates employment with Company for any reason or dies before distribution in respect of his or her Plan Year Accounts having such a Scheduled Withdrawal Date is made or completed, the balance of the Participant’s Distributable Amount associated with such Scheduled Withdrawal Date as of the last day of the month in which such event occurs, shall be paid in a lump sum on or as soon as practicable after the first day of the month following such termination or death, unless (i) such termination of employment is on account of Retirement or Disability and (ii) payment of installments has previously commenced with respect to such Scheduled Withdrawal Date, in which event such installment payments shall continue as provided in Section 5.1(b).
          (c) Payment at Scheduled Withdrawal Date. If a Participant reaches a Scheduled Withdrawal Date while in the employ of the Company, his or her Distributable Amount for all Plan Year Accounts having such Scheduled Withdrawal Date shall be paid in a single lump sum, based on the balance of such Amount as of the last day of the February immediately preceding such Scheduled Withdrawal Date, unless such Distributable Amount exceeds $25,000 and the Participant’s election of such Scheduled Withdrawal Date directed that the Distributable Amount be paid in substantially equal annual installments (each reflecting adjustments under Sections 4.3 and 4.5 since the preceding payment) over a period of two to five years as specified in such election.
          (d) Application to Company Contribution Accounts. A Scheduled Withdrawal Date elected by a Participant for a Deferral Year shall, except as otherwise determined by the Committee in its discretion, apply to all of his or her Plan Year Accounts for such Year, including Plan Year Accounts within his or her Company Contribution Account; provided that any portion of such Plan Year Accounts that is not vested at such Scheduled Withdrawal Date shall be payable in a lump sum as of the March 1 immediately following the date of vesting, or as of the first of the month following the Participant’s termination of employment if earlier (or, if applicable as part of the Distributable Amount payable in installments upon Retirement or Disability pursuant to Section 5.1(c)).
     5.4 Distribution on Death. If a Participant dies while employed by the Company, or after his Retirement or other termination of employment but prior to the completion of all payments in respect of his or her Accounts under the Plan, the total undistributed balance of such Accounts shall be paid to his or her Beneficiary in a lump sum. Payment by the Company pursuant to any unrevoked and valid Beneficiary designation under Section 1.2(c), or to the person or persons entitled thereto under Section 1.2(c) in the absence of such a designation, shall terminate any and all liability of the Company with respect thereto.

     5.5 Hardship Distribution. A Participant shall be permitted to elect a Hardship Distribution from his or her vested Accounts, subject to the following restrictions:
          (a) The election to take a Hardship Distribution shall be made by filing a form provided by and filed with Committee prior to the end of any calendar month.
          (b) The Committee shall have made a determination that the requested distribution constitutes a Hardship Distribution as defined in Section 1.2(v).
          (c) The amount determined by the Committee as a Hardship Distribution shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution election is made and approved by the Committee.
          (d) If a Participant receives a Hardship Distribution, the Participant will be ineligible to participate in the Plan for the balance of the Plan Year and the following Plan Year.
     5.6 Inability to Locate Participant. In the event that the Committee is unable to locate a Participant within two years following the date as of which payment in respect of the Participant’s Accounts is to be made hereunder, the amount the allocated to the Participant’s Accounts hereunder shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.
     5.7 Payment to Incompetent. If any Participant or Beneficiary entitled to benefits under the Plan shall be legally incompetent, or in the sole judgment of the Committee is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, such benefits may be paid in one or more of the following ways, as the Committee in its sole discretion s hall determine:
          (a) To the legal representatives of the Participant or Beneficiary;
          (b) Directly to such Participant or Beneficiary;
          (c) To the spouse or guardian of such Participant or Beneficiary or such other person found by the Committee, in its sole judgment, to have assumed the care of such Participant or Beneficiary.
If a Beneficiary is a minor, payment of such benefits shall be made as described in Section 1(c)(v).

          Payment to any person in accordance with these provisions will, to the extent of the payment, discharge the Company, and none of the foregoing or the Committee will be required to see to the proper application of any such payment. Without in any manner limiting these provisions, in the event that any amount is payable hereunder to any incompetent Participant or Beneficiary described above, the Committee may in its discretion utilize the procedures described in Section 5.8.
     5.8 Doubt as to Right to Payment. If any doubt exists as to the right of any person to any benefits hereunder or the amount of time of payment of such benefits (including, without limitation, any case of doubt as to identity, or any case in which notice has been received from any person claiming any interest in amounts payable hereunder, or any case in which a claim from other persons may exist by reason of community property or similar laws), the Committee will be entitled, in its discretion, to direct that payment of such benefits be deferred until order of a court of competent jurisdiction, or to pay such sum into court in accordance with appropriate rules of law in such case then provided, or to make payment only upon receipt of a bond or similar indemnification (in such amount and in such form as is satisfactory to the Committee).
     5.9 Termination of Employment. A Participant shall not be treated as terminating employment with the Company for purposes of this Plan by reason of a transfer to employment with a subsidiary of the Company until such time as he or she is employed neither by the Company nor any such subsidiary.

ARTICLE VI
ADMINISTRATION
     6.1 Committee. The Compensation Committee of the Board of Directors (“Compensation Committee”) shall appoint a Management Pension Investment and Oversight Committee (the “Committee”), which shall consist of not less than three persons to serve at the pleasure of the Compensation Committee. Any vacancy on the Committee, arising for any reason whatsoever, shall be filled by the Compensation Committee. The Committee shall hold meetings upon such notice, at such place or places, at such time or times and in such manner (including meetings in which members may participate through teleconferencing or similar means) as it may from time to time determine. A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business, and action by a majority of those present at any meeting at which a quorum is present shall constitute action by the Committee. The Committee may also act without a meeting by instrument in writing signed by a majority of the members of the Committee, or by one or more members to whom the Committee has previously delegated the authority to take such action. No member of the Committee shall be entitled to act on or decide any matter relating specifically to such member.
     6.2 Powers and Duties of the Committee. The Committee shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers and discretion necessary to accomplish its purposes, including, but not by way of limitation, the following:
               (i) to select the Funds in accordance with Section 4.2(a) hereof;
               (ii) to construe and interpret the terms and provisions of this Plan;
               (iii) to determine any question arising in the administration, interpretation and application of the Plan, including without limitation questions of fact and of construction;
               (iv) to make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan (including the making of elections thereunder) as are not inconsistent with the terms hereof;
               (v) to compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

               (vi) to maintain all records that may be necessary for the administration of the Plan;
               (vii) to correct defects, rectify errors, supply omissions, clarify ambiguities, and reconcile inconsistencies to the extent it deems necessary or desirable to effectuate the Plan;
               (viii) to take all actions necessary for the administration of the Plan, including determining whether to hold or discontinue any Policies held by the Company or any Trust; and
               (ix) to make a determination as to the rights of any person to a benefit and to afford any person dissatisfied with such determination the right to an appeal.
          The determinations of the Committee shall be conclusive and binding on all persons to the maximum extent permitted by law.
     6.3 Delegation of Authority; Appointment of Agents. The Committee may (i) allocate any of its responsibilities, powers and discretion under the Plan to one or more members of the Committee, and (ii) appoint a Plan administrator or any other agent, and delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe. The actions taken by any member or members of the Committee or any other such persons in the exercise of responsibilities, powers and discretion delegated hereunder shall have the same valid and binding effect under the Plan as action by the full Committee.
     6.4 Information. To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters necessary for administration of the Plan.
     6.5 Compensation, Expenses and Indemnity.
          (a) The members of the Committee shall serve without compensation for their services hereunder.
          (b) The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

          (c) To the extent permitted by applicable state law, the Company shall indemnify and hold harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.
     6.6 Disputes.
          (a) Claim. A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as “Claimant”) must file a written request for such benefit with the Company, setting forth his or her claim. The request must be addressed to the President of the Company at its then principal place of business.
          (b) Claim Decision. Upon receipt of a claim, the Company shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Company may, however, upon notice to the Claimant within such period, extend the reply period for an additional ninety (90) days for special circumstances.
          If the claim is denied in whole or in part, the Company shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (A) the specified reason or reasons for such denial; (B) the specific reference to pertinent provisions of this Plan on which such denial is based; (C) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (D) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (E) the time limits for requesting a review under subsection (c).
          (c) Request For Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review the determination of the Company. Such request must be addressed to the Secretary of the Company, at its then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the

Committee. If the Claimant does not request a review within such sixty (60) day period, he or she shall be barred and estopped from challenging the Company’s determination.
                (d) Review of Decision. Within sixty (60) days after the Committee’s receipt of a request for review, after considering all materials presented by the Claimant, the Committee will inform the Participant in writing, in a manner calculated to be understood by the Claimant, the decision setting forth the specific reasons for the decision containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Committee will so notify the Claimant before the expiration of such period and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.
          6.7 Liability, Limited; Indemnification. The members of the Committee and each of them shall be free from all liability, joint and several, for their acts and conduct, and for the acts and conduct of any duly constituted agents. The Company shall indemnify and save them harmless from the effects and consequences of their acts and conduct in such official capacity except to the extent that such effects and consequences flow from their own willful misconduct. Under no circumstances will members of the Committee be personally liable for the payment of Plan benefits.

ARTICLE VII
MISCELLANEOUS
     7.1 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company or the Trust (if any). No assets of the Company or the Trust shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title I of ERISA.
     7.2 Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.
     7.3 Withholding. There shall be deducted from each payment made under the Plan or any other compensation payable by the Company to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment or any other payment under this Plan. The Company shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes.
     7.4 Amendment, Modification, Suspension or Termination. The Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, or adversely affect his right to vest thereunder in accordance with the Plan provisions previously in effect. In the event that this Plan is terminated, the amounts allocated to a Participant’s Accounts shall be distributed to the Participant or, in the event of his or her death, his or her Beneficiary in a lump sum within thirty (30) days following the date of Plan termination.
     7.5 Governing Law. The Plan is intended to constitute an unfunded plan of deferred compensation for a select group of management or highly compensated employees, within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA (and for non-employee directors), and no individual shall be eligible to participate in the Plan unless he or she is a member of such a group (or such a director). If an individual formerly so eligible ceases to be a member of such a group, his participation and accrual of additional benefits shall be suspended, but benefits previously accrued shall not be reduced thereby. Except to the extent preempted by federal law, the Plan shall be construed and governed in all respects according to the laws of the State of New York, where it is adopted, without regard to principles of conflict of laws.
     7.6 Data. Any Participant or Beneficiary entitled to benefits under the Plan must furnish to the Committee such documents, evidence, or information as the Committee considers necessary or desirable for the purpose of administering the Plan, or to protect the Committee; and it is a condition of the Plan that each such Participant or Beneficiary must furnish promptly true and complete data, evidence, or information and sign such documents as the Committee may require before any benefits become payable under the Plan.
     7.7 Receipt or Release. Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company. The Committee may require such Participant or Beneficiary, as a condition of precedent to such payment, to execute a receipt and release to such effect.
     7.8 Limitation of Rights and Employment Relationship. The establishment of the Plan shall not be construed to confer upon an employee or Participant any legal right to be retained in the employ of the Company or give any employee or any other person any right to benefits, except to the extent expressly provided hereunder. All employees will remain subject to discharge to the same extent as if the Plan had never been adopted, and may be treated without regard to the effect such treatment might have upon them under the Plan.

     7.9 Separability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect other provisions of the Plan, and the Plan will be construed and enforced as if such provision had not been included therein.
     7.10 Headings. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
     7.11 Usage. Whenever applicable, the singular, when used in the Plan, will include the plural.
     7.12 Grantor Trust Agreement/Change of Control. The powers, rights and duties of the Trustee under any rabbi trust created for the purpose of assisting the Company in meeting its obligations under the Plan shall, following a “Change of Control” as defined in the trust agreement for such Trust, govern and prevail to the extent inconsistent with any of the provisions of the Plan, including without limitation Plan provisions making the Committee’s determinations final and binding. The Company shall make such contributions to such Trust as shall be required under the terms of such trust agreement. Although the principal of the Trust and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Participants and Beneficiaries as set forth therein, neither the Participants nor their Beneficiaries shall have any preferred claim on, or any beneficial ownership in, any assets of the Trust prior to the time such assets are paid to the Participants or Beneficiaries as benefits, and all rights created under this Plan shall be unsecured contractual rights of Plan Participants and Beneficiaries against the Company. Any assets held in the Trust will be subject to the claims of Company’s general creditors under federal and state law in the event of insolvency as more fully provided in the trust agreement for the Trust.

ARTICLE VIII
SPECIAL PROVISIONS FOR DIRECTORS
               The following provisions of this Article VIII shall apply to the portion of this Plan providing benefits for Directors:
     8.1 2004 Election. An individual who is a Director on the Effective Date may elect by election duly filed with (and received by) the Committee on or before November 12, 2004, to defer all or a portion of his or her Director Fees for meetings between such date and December 31, 2004.
     8.2 Evergreen Election. A Director’s deferral election for a Plan Year beginning on or after January 1, 2005 shall apply to all subsequent Plan Years during which the Director is eligible to participate in the Plan unless and to the extent such election is revoked and /or a new and different is election is made by the Director no later than the December 1 prior to such subsequent Plan Year.
     8.3 No Annual Minimum. Director deferral elections shall not be subject to any annual minimum
     8.4 Form of Election. The Committee may in its discretion restrict the form of deferral election for Directors to forms based on whole percentages only.
     8.5 Lump Sum Distribution on Termination of Service. References in the Plan to “employment” and the like shall mean service as a Director. Payment of Plan benefits under the Plan to a Director upon termination of such service shall be made only in the form of a lump sum payment.
     8.6 In-Service Distributions limited to Board-approved Hardship Distributions. Directors shall not be eligible to elect a Scheduled Withdrawal Date, and shall be eligible for Hardship Distributions only upon approval of the Board of Directors.
          To evidence the adoption of this Arrow Electronics, Inc. Executive Deferred Compensation Plan, the undersigned has, pursuant to direction of the Management Pension and Oversight Committee (under authority given by the Compensation Committee the Board of Directors on July 27, 2004 to establish the terms of the Plan offered to selected employees on September 2, 2004) and pursuant to direction of such Compensation Committee at a meeting on September 21, 2004 (at which the special terms applicable to non-employee directors were finally established) has executed this Plan document effective as of October 1, 2004.

/s/ Paul J Reilly

Vice President and Chief Financial Officer